AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                         FREESTYLE PUBLICATIONS, INC.



            The following articles ("these Articles of Incorporation") constitute the Amended and Restated Articles of Incorporation of FreeStyle Publications, Inc. a Colorado corporation (the "Corporation"). These Articles of Incorporation were adopted by the shareholders of the Corporation by unanimous written consent in lieu of a meeting effective December 4, 1998 and, in compliance with the applicable provisions of the Colorado Business Corporation Act, Section 7-110- 106(f), Colorado Revised Statutes, the Corporation hereby states that the number of votes cast for these Articles of Incorporation by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group. These Articles of Incorporation correctly set forth the provisions of the Corporation's articles of incorporation, as amended, and supersede the Corporation's original articles of incorporation and all amendments thereto.

                                   ARTICLE I
            The name of the Corporation is Panoramic Care Manager, Inc.

                                  ARTICLE II
            The Corporation is incorporated under the Colorado Business Corporation Act (the "Act").

                                  ARTICLE III
            The period of duration of the Corporation shall be perpetual.

                                  ARTICLE IV
            The purposes for which the Corporation is organized and its powers are as follows:

                  4.1 To acquire or produce courses on multi-media for resale; to acquire fixed assets, equipment or other property to lease to small companies, and to engage in the transaction of all lawful business and to pursue any and all lawful purposes for which a corporation may be incorporated pursuant to the laws of the State of Colorado.

                                   ARTICLE V
                  5.1 The Corporation shall have authority to issue a total of fifty million (50,000,000) shares of stock with a par value $.001, all of which shall be designated "common stock" with voting rights. Cumulative voting of shares is not authorized.

                  5.2 Shareholders shall have no preemptive rights to acquire unissued or treasury shares of the Corporation, securities convertible into shares or carrying a right to subscribe for or acquire shares, or stock options.


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                                  ARTICLE VI
                  6.1 The business and affairs of the Corporation shall be managed by a board of directors ("Board") which shall be elected at annual meetings of the shareholders or at special meetings called for that purpose. The Board shall have and exercise all the powers of the Corporation and shall make, subject to the limitations contained in these Articles or the ByLaws of the Corporation, rules and regulations for the governing of the Corporation, the management of its affairs and the election of its Officers; and the Board may repeal, alter or amend, subject to any limitations contained in these Articles or the ByLaws, such bylaws, rules and regulations as the Board deems proper for the management of the affairs of the Corporation.

                  6.2 The number of Directors shall be provided in the ByLaws and may be changed as provided in the ByLaws, but no decrease in the number shall have the effect of shortening the term of any incumbent director.

                                  ARTICLE VII
            The registered office of the Corporation shall be 11350 W. 72nd Place, Arvada, Colorado 80005 and the registered agent at such address shall be Jill S. Flateland.

                                 ARTICLE VIII
            No contract or other transaction between the Corporation and one or more of its directors or any other corporation, partnership, joint venture, trust, association, other entity, or employee benefit plan in which one or more of the Corporation's directors or officers are directors or officers or are in any similar managerial or fiduciary position or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors or officers are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose, so long as such contract or transaction satisfies the requirements explicitly set forth in the Colorado Corporation Code for contracts between a corporation and its directors.

                                  ARTICLE IX
            A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for: (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) acts specified in Section 7-108- 403 of the Colorado Corporation Code; or
(iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado Corporation Code hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Corporation Code as so amended. Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director of the Corporation under this Article IX, as in effect immediately prior to


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such repeal or modification, with respect to any liability that would have accrued, but for this Article IX, prior to such repeal or modification.

                                   ARTICLE X
            The Corporation shall indemnify any person and that person's estate and personal representative against all liability and expense incurred by reason of that person being or having been a director or officer of the Corporation to the full extent and in any manner that directors may be indemnified under the Colorado Corporation Code, as in effect at any time. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.


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